As filed with the Securities and Exchange Commission on February 7, 2013

Registration No. 333-116563

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SAKS INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Tennessee	62-0331040
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

12 East 49th Street

New York, New York 10017

(Address and Zip Code of Principal Executive Offices)

Saks Incorporated 2004 Long-Term Incentive Plan

(Full title of the Plan)

Michael A. Brizel

Executive Vice President and General Counsel

Saks Incorporated

12 East 49th Street

New York, New York 10017

(212) 940-5305

(Name, Address and Telephone number, including area code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

Saks Incorporated (the “Registrant”) has filed this Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to deregister certain securities issuable under the Saks Incorporated 2004 Long-Term Incentive Plan (the “2004 Plan”), which were originally registered by the Registrant on a registration statement on Form S-8 (File No. 333-116563) filed with the Securities and Exchange Commission (the “Commission”) and becoming effective on June 17, 2004 (the “Prior Registration Statement”).

On June 3, 2009, the Registrant’s shareholders approved the Saks Incorporated 2009 Long-Term Incentive Plan (the “2009 Plan”) at the Registrant’s annual meeting of shareholders. The 2009 Plan provides, among other things, that any shares of the Registrant’s Common Stock, par value $0.10 per share (the “Common Stock”) subject to outstanding awards under the 2004 Plan that expire, or are terminated unexercised, become unexercisable, or are forfeited or otherwise terminated, surrendered or cancelled as to any shares, or if any shares are not delivered because an award under the 2009 Plan or, after March 31, 2009 under the 2004 Plan, are settled in cash or otherwise are available for issuance under the 2009 Plan.

As of the date of this Post-Effective Amendment, the total number of shares of Common Stock subject to awards that have expired, were forfeited or became unexercisable under the 2004 Plan and not yet registered under the 2009 Plan, is 600,000 (the “Newly Available 2004 Plan Shares”). These Newly Available 2004 Plan Shares are no longer available for new awards under the 2004 Plan and will not be issued under the 2004 Plan.

The Registrant is concurrently filing a separate Registration Statement on Form S-8 to register the Newly Available 2004 Plan Shares. This Post-Effective Amendment is hereby filed to reflect that, following the date hereof, the Newly Available 2004 Plan Shares may not be issued under the 2004 Plan and to deregister the Newly Available 2004 Plan Shares under the Prior Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 7th day of February, 2013.

SAKS INCORPORATED

By:	/s/ Kevin G. Wills
Name:	Kevin G. Wills
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons in their respective capacities, on the date indicated below.

Signature	Title	Date

/s/ Stephen I. Sadove Stephen I. Sadove	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	February 7, 2013

/s/ Kevin G. Wills Kevin G. Wills	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 7, 2013

/s/ Donald E. Hess Donald E. Hess	Lead Director	February 7, 2013

/s/ Fabiola Arredondo Fabiola Arredondo	Director	February 7, 2013

/s/ Robert B. Carter Robert B. Carter	Director	February 7, 2013

/s/ Michael S. Gross Michael S. Gross	Director	February 7, 2013

/s/ Marguerite W. Kondracke Marguerite W. Kondracke	Director	February 7, 2013

/s/ Jerry W. Levin Jerry W. Levin	Director	February 7, 2013

/s/ Nora P. McAniff Nora P. McAniff	Director	February 7, 2013

/s/ Jack L. Stahl Jack L. Stahl	Director	February 7, 2013

/s/ Myron E. Ullman III Myron E. Ullman III	Director	February 7, 2013